FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

PLEASE READ YOUR POLICY CAREFULLY

This policy is a legal contract between the Owner (you, your) and Nationwide Life Insurance Company (we, our, us, the Company).

INSURING AGREEMENT:

We issue this policy in consideration of your application and the payment of the Initial Premium. We agree to pay the death Proceeds to the Beneficiary upon receiving proof that the Insured has died while this policy is in force and before the Maturity Date. We agree to pay the maturity Proceeds to you if the Insured is living on the Maturity Date.

You and we are bound by the conditions and provisions of this policy.

The Cash Surrender Value of this policy will vary from day to day. It may increase or decrease depending on the investment experience of the Variable Account. Refer to the Nonforfeiture Provisions on page 10 for details. There is no guaranteed Cash Surrender Value.

The amount or duration or duration of the death benefit maywill be variable or fixed and depend on the investment experience of the Variable Account. The death benefit may increase or decrease. The death benefit will never be less than the Specified Amount as long as your policy is in force. Refer to the Death Benefit Provisions on page 9 for details.

RIGHT TO EXAMINE POLICY

You may return this policy to us within (1) 10 days after you get it, or (2) 45 days after you sign the application, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right, whichever is latest. The policy, with a written request for cancellation, must be mailed or delivered to our Home Office or to the representative who sold it to you. The returned policy will be treated as if we never issued it, and we will refund any premiums paidrefund any premiums paid.

If you have any questions about your policy or need additional insurance service, contact your representative or write to our Home Office.

Signed at our Home Office on the Policy Date.

 [
                        Secretary                                         President

• Adjustable death benefit • Flexible premiums payable during Insured's lifetime until the Maturity Date
• Death Proceeds payable at Insured's death prior to the Maturity Date
• Maturity Proceeds payable on the Maturity Date • Non-Participating
• Not eligible for dividends • Investment experience reflected in benefits

________________________________________CONTENTS_____________________________________

PROVISIONSPAGE

Annual Report

Assignment

Beneficiary

Cash Surrender Value

Cash Value

Death Benefit

Definitions

Error in Age or Sex

Exchange of Policy Provision

Fixed Account

Grace Period

Guaranteed Policy Continuation

Illustration of Benefits and Values

Incontestability

Insured

Insuring Agreement

Loan

Monthly Cost of Insurance

Non-guaranteed Persistency Credit

Nonforfeiture

Optional Modes of Settlement

Ownership

Partial Surrender

Policy Data Page

Premium Payments

Reinstatement

Suicide

Termination

Transfers

Valuation of Assets in a Variable Account

Variable Account

DEFINITIONS

ATTAINED AGE: Attained Age is the Issue Age plus the number of full years since the Policy Date.

BENEFICIARY: The Beneficiary is the person to whom the Proceeds are paid upon the Insured's death while your policy is in force. The Beneficiary is named in the application, unless changed.

CASH SURRENDER VALUE: The Cash Surrender Value of your policy on any date is the Cash Value minus any Indebtedness, minus the Adjusted Sales Load Life Insurance Rider forfeiture charge, minus any surrender charge.

CASH VALUE: Your policy's Cash Value is the sum of the Cash Value in each Subaccount, the Fixed Account, and the Policy Loan Account. Refer to the Nonforfeiture Provision for details.

COMPANY: The Company is the Nationwide Life Insurance Company. "We," "our", and "us" refer to the Company.

CONTINGENT BENEFICIARY: The Contingent Beneficiary will become the Beneficiary if the named Beneficiary dies prior to the date of the death of the Insured. The Contingent Beneficiary is named in the application, unless changed.

CONTINGENT OWNER: The Contingent Owner will become the Owner if the named Owner dies prior to the date of the death of the Insured. The Contingent Owner is named in the application, unless changed.

FIXED ACCOUNT: A Fixed Account is an investment option which is funded by the General Account of the Company.

FUND: A Fund is the underlying mutual fund in which Subaccount assets are invested. There is a Fund that corresponds to each Subaccount in a Variable Account. The Funds are listed on the Policy Data Page with the corresponding Subaccounts.

GENERAL ACCOUNT: The General Account is made up of all of our assets other than those held in any separate investment account.

HOME OFFICE: The Home Office of the Company is at One Nationwide Plaza, Columbus, Ohio.

INDEBTEDNESS: Indebtedness is any amount you owe us as a result of a policy loan. Indebtedness consists of principal amount plus accrued interest.

INITIAL INVESTMENT DATE: The Initial Investment Date is the later of the Policy Date or the date we receive the Required Initial Premium at our Home Office.

INSURED: The Insured is the person whose life is covered by this insurance policy and is named in the application.

ISSUE AGE: Issue Age is the Insured's age on the last birthday on or before the Policy Date. It is shown on the Policy Data Page.

MATURITY DATE: The Maturity Date is the policy anniversary, from the Policy Date, on or next following the Insured's 100th birthday.

MINIMUM REQUIRED DEATH BENEFIT: The Minimum Required Death Benefit is the lowest death benefit which will qualify the policy as life insurance under Section 7702 of the Internal Revenue Code.

MINIMUM SPECIFIED AMOUNT:  The Minimum Specified Amount is shown on the Policy Data Page. Changes to the policy which result in a Specified Amount below the Minimum Specified Amount will not be processed. Refer to Specified Amount Decreases and Partial Surrender Provisions for details.

NET AMOUNT AT RISK: The Net Amount at Risk on a monthly anniversary from the Policy Date is the death benefit minus the Cash Value, calculated prior to deduction of the base policy cost of insurance charge. On any other day, the Net Amount at Risk is the death benefit minus the Cash Value.

NET PREMIUM: The Net Premium is equal to the actual premium minus the percent of premium loading charge. The Maximum Percent of Premium Loading charge is shown on the Policy Data Page. The Company may, at its sole discretion, apply a lower percent of premium charge.

OWNER: The Owner has all rights under this policy and is named in the application unless later changed and endorsed on this policy. "You" or "your" refer to the Owner of this policy.

PARTIAL SURRENDER AMOUNT: This is the amount requested by you as a partial surrender. We reserve the right to deduct a fee from this amount. The maximum fee is shown on the Policy Data Page.

PLANNED PREMIUM: The Planned Premium is the amount of premium you have told us that you intend to pay. We will send you premium payment notices according to the amount and mode of premium payment you select.

POLICY CONTINUATION PREMIUMS: The Policy Continuation Premiums are shown on the Policy Data Pages. The Policy Continuation Premiums are used to measure the total premium amount that must be paid during the Guaranteed Policy Continuation Period to keep the Guaranteed Policy Continuation Provision in effect.

POLICY DATA PAGE: The Policy Data Page contains more detailed information about the policy, some of which is unique and particular to the Owner, the Beneficiary, and the Insured.

POLICY DATE: The Policy Date is the date on which your policy becomes in force and insurance coverage takes effect. It is shown on the Policy Data Page. Policy years and policy months are measured from the Policy Date.

POLICY LOAN ACCOUNT: The Policy Loan Account is that portion of the Cash Value which results from policy loans.

PROCEEDS: Proceeds may constitute the amount of money payable to the Beneficiary if the Insured dies while your policy is in force, or the amount of money payable to you upon a surrender or the Maturity Date.

REQUIRED INITIAL PREMIUM: The Required Initial Premium is the premium required for coverage to become effective on the Policy Date. It is shown on the Policy Data Page.

RIDER: A Rider is an optional benefit or feature available for purchase with the policy.

SEC: The SEC is Securities and Exchange Commission.

SPECIFIED AMOUNT: The Specified Amount is a dollar amount used to determine the death benefit of your policy. It is shown on the Policy Data Page.

SUBACCOUNT: A Subaccount is a part of a Variable Account. We use Subaccounts to account for your allocations of Net Premium and Cash Value among the Variable Account investment options available under your policy. The Subaccounts are listed on the Policy Data Page.

VALUATION DATE: A Valuation Date is any day on which the Home Office and the New York Stock Exchange are both open for business. Orders to purchase, redeem, and/or transfer among the Sub-Accounts must be received by the time we specify for that Subaccount. Any orders that are received after the specified time will be processed and valued as of the next Valuation Date.

VALUATION PERIOD: A Valuation Period is the interval of time between a Valuation Date and the next Valuation Date.

VARIABLE ACCOUNT: A Variable Account is a separate investment account of the Company that funds specified, non-guaranteed investment options available under the policy. The Variable Accounts are listed on the Policy Data Page.

GENERAL POLICY PROVISIONS

ENTIRE CONTRACT: The entire contract consists of this policy, the Policy Data Page, any attached Riders or endorsements, and the attached copy of any written application, including any written supplemental applications. No agent, registered representative, or other person may change this policy or waive any of its provisions. Any agreement, to alter this policy must be in writing, signed by our president or secretary and attached to or endorsed on your policy. We will not be bound by any promise or representations made by any agent or other persons.

This policy will be governed by the laws of the state where it is issued for delivery.

APPLICATION: All statements made in an application are considered representations and not warranties. In issuing this policy, we have relied on the statements made in any application to be true and complete to the best of your knowledge and belief. No such statement will be used to void the policy or to deny a claim unless a material misstatement is made on the application.

INCONTESTABILITY: We will not contest payment of the Proceeds upon the Insured's death based on the initial Specified Amount after this policy has been in force during the Insured's lifetime for two years from the Policy Date. For any increase in Specified Amount requiring evidence of insurability, we will not contest payment of the Proceeds based on such an increase after it has been inforce during the Insured's lifetime for two years from the effective date of the increase. The contestable period for a policy issued as a conversion or as a reinstatement is measured from the original policy's issue date.

SUICIDE: If the Insured commits suicide, within two years from the Policy Date, we will not pay the Proceeds normally payable on the Insured's death. Instead, we will pay the Beneficiary an amount equal to all premiums paid prior to the Insured's death, less any Indebtedness, and less any partial surrenders. For any increase in Specified Amount requiring evidence of insurability, if the Insured commits suicide, within two years from the effective date of any such increase, we will not pay the Proceeds associated with such an increase. Instead, our liability with respect to such an increase will be limited to its cost of insurance charges. The suicide period for a policy issued as a conversion or as a reinstatement is measured from the original policy's issue date.

ERROR IN AGE OR SEX: If the age or sex of the Insured has been misstated, the death benefit and Cash Value will be adjusted. The adjusted death benefit will be (1) multiplied by (2) and then the result added to (3) where:

1.	is the Net Amount at Risk at the time of the Insured's death;

2.
is the ratio of the monthly cost of insurance applied in the policy month of death and the monthly cost of insurance that should have been applied at the true age and sex in the policy month of death; and

3.	is the Cash Value at the time of the Insured's death.

The Cash Value will be adjusted to reflect the cost of insurance charges based on the correct age and sex from the Policy Date.

EFFECTIVE DATE OF COVERAGE: The effective date of coverage of any person insured under your policy is as follows:

1.	the Policy Date is the effective date for all coverage provided in the original application;

2.	for any increase or addition to coverage, the effective date will be the monthly anniversary, from the Policy Date, on or next following the date we approve the supplemental application; and

3.	for any insurance that has been reinstated, the effective date will be the monthly anniversary, from the Policy Date, on or next following the date we approve your request for reinstatement.

TERMINATION: All coverage under your policy will terminate when any one of the following events occurs:

1.	you request in writing that the coverage terminates;

2.	the Insured dies;

3.	the policy matures;

4.	the grace period ends; or

5.	you surrender the policy for its Cash Surrender Value.

ANNUAL REPORT: We will send you a report at least once a year which shows the current Cash Value, Cash Surrender Value, amount of insurance, premiums paid, minimum monthly premiums, all charges since the last report and outstanding policy Indebtedness. The report will also include any other information required by laws and regulations, or by the Superintendent of Insurance. We will mail this report to you at your address in the application or another address you specify.

ILLUSTRATION OF BENEFITS AND VALUES: We will provide a projection of illustrative future benefits and values under this policy at any time. Your written request and payment of a service fee set by us at the time of the request will be required. The maximum service fee will be $25.00 per illustration.

NONPARTICIPATION: This is a nonparticipating policy on which no dividends are payable. Your policy will not share in our profits or surplus earnings.

CURRENCY: Any money we pay, or that is paid to us, must be denominated in currency of the United States of America.

SIGNATURE GUARANTEE AND REQUIRED DOCUMENTATION: For your protection, a written request for a surrender, a partial surrender, policy loan, or a change in ownership must be signed.

WAIVER AND ESTOPPEL: Our failure to enforce any provision of this Policy in one or more instances shall not be deemed, and may not be construed or relied upon, as a waiver of such provision. Nor shall any waiver or relinquishment of any right or power hereunder in any one or more instance be deemed, and may not be construed or relied upon as, a continuing waiver or relinquishment of that right or power at any other time or times.

OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS

OWNER: While the Insured is living, all rights in your policy belong to you.

OWNERSHIP AT YOUR DEATH: You may name a Contingent Owner who will become the Owner of the policy if you die before the Insured. If there is no Contingent Owner at the time of your death and you predecease the Insured, your estate will become the Owner of the policy.

DESIGNATING AND CHANGING OWNERSHIP: You may name a Contingent Owner or a new Owner at any time while the Insured is living. If a new Owner is named, any earlier designation of Owner(s) or Contingent Owner(s) is automatically revoked. Any change must be in a written form satisfactory to us and received at our Home Office. Once received, the change will take effect as of the date you signed it. The change will not affect any payment made or any action we take before it was received. We may require that you send us your policy for endorsement before making a change.

BENEFICIARY: The Beneficiary is the person(s) who is entitled to receive the Proceeds upon the death of the Insured. The Contingent Beneficiary is the person(s) entitled to receive the Proceeds if no Beneficiary is alive at the time of the death of the Insured.

DESIGNATING AND CHANGING THE BENEFICIARY AND THE CONTINGENT BENEFICIARY: You may designate on the application one or more Beneficiary(ies), and one or more Contingent Beneficiaries. While the Insured is alive, you may change any Beneficiary or Contingent Beneficiary designation unless the Beneficiary has been designated as irrevocable. However, you may change an irrevocable Beneficiary with the written consent of the irrevocable Beneficiary. Any change must be in a written form satisfactory to us. We must receive the change at our Home Office. We may require that we receive the policy for endorsement before we make the change. Once we receive the change, the change will be effective as of the date it was signed; provided, however, that we will not be liable to any person for any action or payment we make prior to making the change.

PAYMENTS TO THE BENEFICIARY: We will pay the Proceeds, upon the Insured's death, to the Beneficiary(ies) that survives the Insured. If no Beneficiary survives the Insured, the Contingent Beneficiary(ies) becomes the Beneficiary(ies) and will be paid the Proceeds. If no Beneficiary or Contingent Beneficiary survives the Insured, we will deem you (or your estate) to be the Beneficiary and pay you (or your estate) the death benefit Proceeds.

If there are multiple payees of the Proceeds, we will pay them on a pro-rata basis, unless you instruct us prior to the Insured's death to pay them on some other basis.

ASSIGNMENT: While the Insured is living, you may assign any or all rights under your policy. We will not be bound by any assignment unless it is in a written form acceptable to us and is received at our Home Office. An assignment will not affect any payments made or actions taken by us before we receive it. The assignment will be subject to any Indebtedness owed to us before it was received. The interest of any Beneficiary will be subject to the rights of any assignee of record at our Home Office. We will not be responsible for the sufficiency or validity of any assignment.

PREMIUM PROVISIONS

PREMIUM PAYMENTS: The Required Initial Premium is due on the Policy Date. It will be credited on the Initial Investment Date. Any due and unpaid monthly deductions will be subtracted from the Cash Value at this time. Insurance will not be effective until the Required Initial Premium is paid. The Required Initial Premium is shown on the Policy Data Page.

Premiums other than the Required Initial Premium may be paid at any time while your policy is in force subject to the limits described below. Planned premium payment reminder notices will be furnished upon request. You may pay the Required Initial Premium to us at our Home Office or to an authorized agent. All premiums after the first are payable at our Home Office. Premium receipts will be furnished upon request.

PERCENT OF PREMIUM LOADING CHARGE: We deduct a percent of premium loading charge from each Premium you make to this policy to reimburse us for premium taxes paid, if any, and to recover expenses related to the sale of this policy.

We may waive the percent of premium loading charge on the initial Premium paid into this policy as part of a sponsored exchange program as permitted under the securities laws and/or rules or by order of the Securities and Exchange Commission.

LIMITS: Additional premium payments may be made at any time while your policy is in force. However, we reserve the right to require satisfactory evidence of insurability before accepting any additional premium payment which results in any increase in the Net Amount at Risk. Also, we will refund any portion of any premium payment which is determined to be in excess of the premium limit established by law to qualify your policy as a contract for life insurance. We may also require that any existing policy Indebtedness is repaid prior to accepting any additional premium payments.

LAPSE PROVISIONS

LAPSE: Your policy will remain in force so long as the Cash Surrender Value, on the monthly anniversary from the Policy Date, is sufficient to cover the monthly deduction for charges. Otherwise, your policy will lapse, subject to the Guaranteed Policy Continuation Provision and a grace period. When your policy lapses, insurance coverage and any Riders you have selected will have no value.

GUARANTEED POLICY CONTINUATION PROVISION: During the guaranteed policy continuation period, your policy will not lapse while the sum of all your premium payments (including the Required Initial Premium), minus any Indebtedness and partial surrenders, is greater than or equal to the sum of the “Policy Continuation Premiums” (as shown on the Policy Data Page) due through the most recent monthly anniversary from the Policy Date. This amount may vary by policy duration, and it may be affected by any changes to your policy. Regardless of your premium payments, as long as the Cash Surrender Value remains positive, your policy will remain in force. If premium payments are insufficient to maintain the Guaranteed Policy Continuation Provision, we will send you a notice stating the premium required to maintain the provision. From the date in which the notice is postmarked, we will allow 31 days for the premium payment.

In the event that the Owner has paid the necessary monthly death benefit guarantee premiums, and the Cash Value in the policy has dropped to zero, we will waive any policy charges in excess of the Cash Value. Negative Cash Values will not be possible.

GRACE PERIOD: Before the end of a grace period, your policy will not lapse if you pay the lesser of three times the current monthly deduction for charges or enough premium to maintain the Guaranteed Policy Continuation Provision, if applicable. We will pay the Proceeds upon the Insured's death during a grace period. Also, you may surrender your policy for its Cash Surrender Value during a grace period. We will send you a notice of your lapse pending status when you enter the grace period, at your address in the application or another address you specify, stating the amount of premium required. This notice will be sent out within 30 days of entering the grace period. From the date on which the notice is postmarked, the grace period will last for 61 days.

REINSTATEMENT: Within three years of the end of a grace period (and before the Maturity Date), you may request to reinstate your policy that has lapsed. You must submit your request in writing. We may require you to provide further evidence of insurability that is satisfactory to us. You will need to pay enough premium to cover the monthly deductions for charges while your policy was within a grace period, and to cover three times the current monthly deduction for charges from the date we reinstate your policy. That date will be on the next monthly anniversary from the Policy Date after which we approved your request for reinstatement. If the policy is in the guaranteed policy continuation period, you must pay sufficient premium to keep the policy in force for three months from the date of reinstatement or pay sufficient premium to make the sum of all premiums paid to date, including the Required Initial Premium, minus any Indebtedness, and minus any partial surrender amounts, greater than the sum of Policy Continuation Premiums due since the Policy Date, including such premium for the current monthly anniversary. For your policy to be reinstated, you will also either need to pay any Indebtedness, or have it reinstated. Upon reinstatement, the Cash Value of your policy, before any premium payments or loan repayments, will be set equal to the lesser of the Cash Value at the end of the grace period, or the surrender charge for the year from the Policy Date in which we reinstate your policy. The surrender charge will be determined according to the surrender charge schedule on the Policy Data Pages; the policy year is measured from the original Policy Date.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT: If the Insured dies while the policy is in force prior to the Maturity Date, your policy will provide a death benefit. The death benefit will be determined in accordance with one of the following options, whichever is in effect on the date of the Insured's death, subject to the Minimum Required Death Benefit. The current Death Benefit Option in effect is shown on the Policy Data Page.

The amount of the death benefit may depend upon the investment experience of the Variable Account. The amount of the death benefit is fixed provided the death benefit is equal to the Specified Amount but the duration of the death benefit will be variable and depend on the investment experience of the Variable Account. If the death benefit is equal to the applicable percentage of the Cash Value, then the amount and duration of the death benefit is variable and will depend on the investment experience of the Variable Account.

Option 1: The death benefit will be the Specified Amount on the date of death.

Option 2: The death benefit will be the Specified Amount plus the Cash Value on the date of death.

For either death benefit option, the Minimum Required Death Benefit is the applicable percentage, as defined by the Internal Revenue Service and shown on the Policy Data Page, multiplied by the Cash Value on the Valuation Day.

DEATH PROCEEDS: The actual amount of money payable to the Beneficiary if the Insured dies while your policy is in force prior to the Maturity Date equals:

1.	the death benefit provided by your policy; plus

2.	any insurance on the Insured's life that may be provided by Riders; minus

3.	any Indebtedness; minus

4.	any due and unpaid monthly deductions accruing during the grace period.

We will pay these Proceeds to the Beneficiary after we receive at our Home Office proof of death satisfactory to us and such other information as we may reasonably require. The actual proceeds payable on the Insured's death are subject to the conditions and adjustments defined in other policy provisions, such as Nonforfeiture, Loan and General Policy Provisions.

If any premium is paid after a monthly anniversary and the Insured then dies before the next monthly anniversary, the proceeds will be increased by all or any portion of that premium which did not increase the death benefit.

MATURITY DATE EXTENSION: If the Insured is alive on the original Maturity Date of the policy, you may extend the Maturity Date. Unless you elect otherwise, the Maturity Date will be extended until the date the Insured dies and the following will apply:

1.	No premium payments will be allowed after the original Maturity Date.
2.	Increases to the Specified Amount will not be permitted after the original Maturity Date.
3.	Death Benefit Option changes will not be permitted after the original Maturity Date.
4.
On the original Maturity Date, 100% of the Cash Value in the Subaccounts will be transferred to the Fixed Account, which is funded by the General Account of the Company, and transfers out of the Fixed Account will not be permitted.

5.	No further monthly deductions will be taken after the original Maturity Date. The cost of insurance charges will be zero after the original Maturity Date.
6.	The Specified Amount for Maturity Date Extension will be equal to the Specified Amount at the Insured's Attained Age 85, less items (a) and (b) where:
(a)	is any decrease to the Specified Amount after the Insured's Attained Age 85; and
(b)	is an adjustment for partial surrenders taken after Insured's Attained Age 85.
The amount of the adjustment varies based on the Death Benefit Option and the Insured's Attained Age, and is defined within the chart below:
 Insured's Attained Age
86-90        91 and Older
Death Benefit Option 1                             Amount by which the       Amount proportionate to
base policy Specified       the ratio of the surrender
Amount is reduced due    to the cash value prior
to the surrender.    to the surrender.
Death Benefit Option 2                                     0   0

7.	Policy loans and partial surrenders are permitted after age 100 on the same basis as for ages 91 through 100. Loan repayments will be permitted after age 100.

This policy may not qualify under the Federal tax code as life insurance after attained age 100. If the policy is deemed to not qualify as life insurance, it may be subject to adverse tax consequences. Please consult your tax advisor before making any decision regarding maturity date extension.

DEATH BENEFIT OPTION CHANGES: After the first policy year, you may change the death benefit option under your policy from Option 1 to Option 2 or from Option 2 to Option 1. If the change is from Option 1 to Option 2, the Specified Amount will be decreased by the amount of the Cash Value. If the change is from Option 2 to Option 1, the Specified Amount will be increased by the amount of the Cash Value. We will adjust the Specified Amount such that the Net Amount at Risk remains constant before and after the death benefit option change. The effective date of change will be the monthly anniversary from the Policy Date on or next following the date we approve the request for change.

Only one Death Benefit Option change is permitted in a policy year. We will refuse a death benefit option change which would reduce the Specified Amount to a level where the total premiums already paid exceeds the premium limit, if any, established by law to qualify your policy as a contract for life insurance. In order for a death benefit option change to become effective, the Cash Surrender Value, after the change, must be sufficient to keep the policy in force for at least three months.

SPECIFIED AMOUNT INCREASES: At any time after the first year from the Policy Date, you may request an increase in Specified Amount. Your request must be in writing to our Home Office on our official forms. Any increase shall be subject to the following conditions:

1.	you must provide evidence of insurability satisfactory to us;

2.	the increase must be for a minimum of $10,000;

3.	the Cash Surrender Value is sufficient to keep this policy in force with the new Specified Amount for at least three months;

4.	the Owner may make an additional premium payment at the time an increase is requested in order to raise the Cash Surrender Value to a sufficient level; and

5.	age at time of increase must satisfy the same age requirements as new issues.

An approved increase will have an effective date of the monthly anniversary from the Policy Date on or next following the date we approve the supplemental application unless you request a different date. We reserve the right to limit the number of increases in Specified Amount to one each year from the Policy Date.

SPECIFIED AMOUNT DECREASES: At any time after the first year from the Policy Date, you may request a decrease in the Specified Amount. Any decrease will be effective on the monthly anniversary from the Policy Date, on or next following our receipt of your request unless you request a different date. We will send you a new Policy Data Page following the Specified Amount decrease. Any such decrease shall reduce insurance in the following order:

1.	against insurance provided by the most recent increase;

2.	against the next most recent increases successively; and

3.	against insurance provided under the original application.

We reserve the right to limit the number of decreases in the Specified Amount to one each year from the Policy Date. We will refuse a request for a decrease which would:

1.	reduce the Specified Amount below the Minimum Specified Amount; or

2.	disqualify this policy as a contract for life insurance.

A surrender charge will only be assessed on a Specified Amount decrease if upon decreasing, a Specified Amount increase is surrendered in its entirety.

NONFORFEITURE PROVISIONS

CASH VALUE: The Cash Value of your policy is the sum of the Cash Value in each Subaccount, the Fixed Account, and the Policy Loan Account. The Cash Value in each Subaccount on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Subaccount minus a pro-rata monthly deduction for the month following the Policy Date.

The Cash Value in each Subaccount on each subsequent Valuation Period is equal to (1) plus (2) plus (3) minus (4) minus (5) minus (6), where:

(1) is the Cash Value in the Subaccount on the preceding Valuation Period multiplied by its net investment factor for the current Valuation Period;

(2) is any Net Premiums or other amounts allocated to the Subaccount during the current Valuation Period;

(3) is any amounts transferred to the Subaccount during the current Valuation Period;

(4) is any amounts transferred from the Subaccount during the current Valuation Period;

(5) is the portion of any monthly deductions which are due and charged to the Subaccount during the current Valuation Period; and

(6) is any Partial Surrender Amount allocated to the Subaccount during the current Valuation Period.

The Cash Value in the Policy Loan Account is zero, unless you take a policy loan. If you take a policy loan, then the Cash Value in the Policy Loan Account on the loan date is equal to the amount of the loan. The loan amount is transferred from a Variable Account in proportion to the Cash Value in each Subaccount on the date of the loan. Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Account.

The Cash Value in the Policy Loan Account on each subsequent Valuation Period is equal to (1) plus (2) plus (3) minus (4) minus (5) where:

(1) is the Cash Value in the Policy Loan Account on the preceding Valuation Period;

(2)	is interest credited during the current Valuation Period;

(3)	is any amounts transferred to the Policy Loan Account because of additional policy loans and any due and unpaid loan interest during the current Valuation Period;

(4)	is the amount of any loan repayments you make during the current Valuation Period; and

(5)	is any amount of interest transferred from the Policy Loan Account to the Variable Account or the Fixed Account during the current Valuation Period.

The Cash Value in the Fixed Account is zero unless some or all of the Cash Value is allocated to the Fixed Account. The Cash Value in the Fixed Account on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Fixed Account minus a pro-rata monthly deduction for the month following the Policy Date. The Cash Value in a Fixed Account on each subsequent Valuation Day is equal to (1) plus (2) plus (3) minus (4) minus (5) minus (6) where:

(1) the Cash Value in the Fixed Account on the preceding Valuation Day; plus

(2) interest credited during the current Valuation Period; plus

(3) any Net Premiums or other amounts allocated to the Fixed Account during the current Valuation Period; minus

(4) any amounts transferred from the Fixed Account during the current Valuation Period; minus

(5) the portion of any monthly deductions which are due and charged to the Fixed Account during the current Valuation Period; minus

(6) any Partial Surrender Amounts allocated to the Fixed Account during the current Valuation Period.

MONTHLY DEDUCTION: The monthly deduction for each month from the Policy Date, shall be calculated as:

1.	the mortality and expense risk charge. The Maximum Mortality and Expense Risk Charge is shown on the Policy Data Page; plus

2.	the monthly expense charge. This charge will not exceed the Maximum Monthly Policy Expense Charges shown on the Policy Data Page; plus

3.	the monthly cost of any additional benefits provided by any Riders; plus

4.	the monthly cost of insurance.

The monthly deductions other than the mortality and expense risk charge will be charged proportionately to the Cash Values in each Subaccount and the Fixed Account, unless otherwise elected. The mortality and expense risk charge will be charged proportionately to the Cash Values in each Subaccount only, unless otherwise elected.

MONTHLY COST OF INSURANCE: A deduction will be made on the Policy Date, and each monthly anniversary from the Policy Date, for the monthly cost of insurance. This monthly deduction will be charged proportionately to the Cash Values in each Subaccount and the Fixed Account, unless otherwise elected. The monthly cost of insurance for each policy month is determined by multiplying the monthly cost of insurance rate by the Net Amount at Risk. The monthly cost of insurance rate is described under the Cost of Insurance Rates Provision.

If there have been increases or decreases in the Specified Amount, then the Cash Value shall be first considered a part of the initial Specified Amount.

COST OF INSURANCE RATES: A separate monthly cost of insurance rate is used to obtain the monthly cost of insurance for the Insured's initial Specified Amount and each increase in Specified Amount. Each rate is based on the Insured's Issue Age, sex, underwriting class, and any substandard rating at the time the initial Specified Amount was issued, or increase took effect, and on the duration since that time. It is possible for a different rate class to apply to the Insured's initial Specified Amount and each increase in Specified Amount. A description of the allocation of how the net amount at risk is allocated among the initial Specified Amount and each increase in Specified Amount is provided in the Monthly Cost of Insurance section of this policy. A statement on allocation of net amount at risk is contained in the actuarial memorandum filed with the Insurance Department of the state in which this policy was delivered. A portion of the cost of insurance is used to provide for acquisition expense arising from issue of the policy. These expenses tend to be higher in early policy years.

These rates will never be greater than the Guaranteed Maximum Monthly Cost of Insurance Rates shown on the Policy Data Page. The basis for these Guaranteed Maximum Cost of Insurance Rates is shown in the Basis of Computation on the Policy Data Page.

INTEREST CREDITING: Any Cash Value allocated to the Policy Loan Account will be credited interest daily. The guaranteed minimum annual effective rate is shown on the Policy Data Page. Interest in excess of the minimum guaranteed rate may be credited.

Any Cash Value allocated to the Fixed Account will be credited interest daily. The guaranteed minimum annual effective rate is shown on the Policy Data Page. Interest in excess of the minimum guaranteed rate may be credited. The current interest rate in effect at the time of transfer to the Fixed Account will be guaranteed through the end of the calendar quarter. Thereafter, any excess interest rates will be guaranteed for the following three months.

NON-GUARANTEED PERSISTENCY CREDIT: Your policy may be eligible for a persistency credit if this policy is maintained through the Eligibility Date stated on the Policy Data Page. This persistency credit is not guaranteed, and we may discontinue the program at any time. Availability of the persistency credit will end on the date this policy terminates (see Termination provision). If a persistency credit is paid, it will be calculated and applied as follows:

Beginning on the first monthly anniversary following the Eligibility Date stated on the Policy Data Page and on each monthly anniversary thereafter, we may credit your policy with a persistency credit. If paid, the monthly credit will be a percentage, up to the Maximum Persistency Credit Percentage stated on the Policy Data Page multiplied by your policy's Cash Value allocated to the Variable Account, including any Net Premium applied to the Variable Account that day but after any loan, transfer, or surrender requests are processed, on the applicable monthly anniversary. If paid, the persistency credit is calculated before monthly deductions are processed. If paid, we add the credit proportionately to your investment options according to your most recent allocation instructions.

MINIMUM LEGAL VALUES: The cash surrender, loan and other values in your policy are at least as large as those set by law in the state where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

CONTINUATION OF INSURANCE: If the premium payments are not made, insurance coverage under this policy and any benefits provided by any Rider (except the Term Insurance to Age 80 Rider) will be continued in force. Such coverage will be continued as provided in the Grace Period Provision. This provision will neither continue the policy beyond the Maturity Date, nor continue any Rider beyond the date for its termination, as provided in the Rider. For more information regarding the Term Insurance to Age 80 Rider, please refer to the Rider.

The scheduled premiums together with any additional premium payments may not continue the policy in force until the Maturity Date even if these amounts are paid as scheduled and no further changes take place. The period for which the policy will continue will depend on:

1.	the scheduled premiums and the timing and amount of any additional premium payments;

2.	changes in the Specified Amount and death benefit options;

3.	investment experience of the policy;

4.	changes in monthly expense and cost of insurance charges;

5.	changes in the cost of additional benefits provided by Riders, if any; and

6.	policy loans.

SURRENDER CHARGE: When this policy lapses or is surrendered, a surrender charge is deducted from the Cash Value. Surrender charges are calculated separately for the initial Specified Amount and each increase in Specified Amount. The amount and duration of the surrender charges for each segment of coverage are shown in the Table of Maximum Surrender Charges on the Policy Data Page. A Specified Amount decrease or partial surrender may result in a surrender charge.

COMPLETE SURRENDER: Your policy may be surrendered for its Cash Surrender Value at any time while it is in force. You must submit a written request on a form acceptable to us. We may also require the return of your policy. The date of surrender will be the date we receive your written request at our Home Office. The Cash Surrender Value will be determined as of the end of the Valuation Period during which your request is received. All coverage will end on the date of surrender.

We will normally pay the Cash Surrender Value amount within ten working days after receipt of your written request and any required forms. If we are unable to mail the Cash Surrender Value to you within ten working days, we will pay interest on the amount at an annual interest rate as specified under settlement option 1. Interest payable, only if it exceeds $25.00, will be calculated from the date of receipt of your written request and any required forms.

On each anniversary, you have the option to transfer the Cash Surrender Value into the Fixed Account and place this policy on extended term insurance. The amount of extended term insurance will equal the death benefit less any Indebtedness. The extended term insurance will be in force for as long a period as the Cash Surrender Value will buy at the Attained Age of the Insured. The Cash Value of the extended term insurance at any time is equal to its cost at the Attained Age of the Insured at that time. The cost of the extended term insurance will be based upon 3% interest and the 1980 CET Mortality Table.

On each anniversary, you have the option to transfer the Cash Surrender Value into the Fixed Account and apply the Cash Surrender Value to purchase a guaranteed fixed paid-up benefit. The amount of the paid-up benefit will be the amount the Cash Surrender Value can buy at the Attained Age of the Insured. The Cash Surrender Value will be determined before the monthly policy expense charge is taken. The Cash Value of the paid-up benefit at any time is equal to its cost at the Attained Age of the Insured at that time. The cost of the paid-up benefit will be based upon 3% interest and the policy's guaranteed mortality table.

PARTIAL SURRENDER: A partial surrender may be made at any time after the first policy year while this policy is in force. You must submit a written request. We may also require that this policy be sent to us. We reserve the right to limit the number of partial surrenders in a policy year to one a year from the Policy Date. A partial surrender will not increase the Net Amount at Risk. In addition, a partial surrender will be allowed only if after the partial surrender, this policy continues to qualify as a contract for life insurance. We reserve the right to deduct a fee from the Partial Surrender Amount you requested. The maximum fee is $25.00 or 2% of the partial surrender, whichever is less.

When a partial surrender is made, we will reduce the Cash Value by the Partial Surrender Amount.

We will also reduce the Specified Amount by the amount necessary to prevent an increase in the Net Amount at Risk. However, the reduction to the Specified Amount will not be greater than the Partial Surrender Amount.

Any such decrease to the Specified Amount as a result of an ordinary partial surrender will reduce insurance in the following order:

1.	against the insurance provided by the most recent increase;

2.	against the next most recent increase successively; and

3.	against the insurance under the original application.

We will allocate partial surrenders first among the Subaccounts in proportion to the Cash Value in each Subaccount as of the partial surrender date, unless otherwise elected. Partial surrenders will be transferred from the Fixed Account only when insufficient amounts are available in the Variable Subaccounts. A partial surrender is subject to the following conditions:

1.	the minimum partial surrender is $200;

2.	during policy years two through ten, the sum of all partial surrenders in a policy year cannot exceed 10% of the Cash Surrender Value as of the beginning of that year.

3.	after the completion of ten years from the Policy Date, the maximum amount of a partial surrender is the Cash Surrender Value less the greater of $500 or three monthly deductions;

4.	a partial surrender may not reduce the Specified Amount below the Minimum Specified Amount;

5.	a partial surrender will not be permitted if it violates the definition of life insurance under section 7702 of the Internal Revenue Code; and

6.	Nationwide reserves the right to defer payment for a period permitted by law, but not more than six months from the date of the written partial surrender request.

A surrender charge will only be assessed on a partial surrender if upon surrender, a Specified Amount increase is surrendered in its entirety.

We will normally pay the partial surrender amount within ten working days after receipt of your written request and any required forms. If we are unable to mail the partial surrender amount to you within ten working days, we will pay interest on the amount at an annual interest rate as specified under settlement option 1. Interest payable, only if it exceeds $25.00, will be calculated from the date of receipt of your written request and any required forms.

CHANGES IN POLICY COST FACTORS: Changes in cost of insurance rates, credited interest rates or other policy expense charges will be by class and will be based on changes in future expectations for factors such as:

1.	investment earnings;

2.	mortality;

3.	persistency;

4.	expenses; and

5.	taxes.

The cost factors for your policy will be reviewed when the cost factors for new policies change, no more frequent than once a year and no less frequent than once every five years.

LOAN PROVISIONS

POLICY LOAN: You may request a loan at any time while your policy is in force. All loans must be requested in writing on a form acceptable to us. The loan date is the date we process the loan. We have the right to defer granting a policy loan, except in the case where the loan will be used to pay premiums, for up to six months after it is requested. We recommend that you consult with a tax advisor before taking a loan.

We will normally pay the loan amount within ten working days after receipt of your written request and any required forms. If we are unable to mail the loan amount to you within ten working days, we will pay interest on the amount at an annual interest rate as specified under settlement option 1. Interest payable, only if it exceeds $25.00, will be calculated from the date of receipt of your written request and any required forms.

MAXIMUM AND MINIMUM LOAN VALUE: A loan may not increase Indebtedness to exceed the maximum loan value as of the date of any loan. The maximum loan value is (1) plus (2) plus (3) minus (4) on the loan date, where:

(1) is 90% of the Cash Value in the Variable Accounts;

(2) is 100% of the Cash Value in the Fixed Account;

(3) is 100% of the Cash Value in the Policy Loan Account; and

(4) is 100% of the surrender charge.

The minimum loan amount is $200.

LOAN COLLATERAL AND CREDITED INTEREST: You must assign your policy to us as collateral for a loan. We will establish a Policy Loan Account equal to the amount of the loan. We will credit the Policy Loan Account with interest daily at the rate shown on the Policy Data Page.

LOAN INTEREST ON INDEBTEDNESS: The loan interest rate is shown on the Policy Data Page. Interest is charged daily against Indebtedness and is payable at the end of each year or at the time of loan repayment. Unpaid interest will be transferred from the Variable Account and added to the existing Indebtedness as of the due date and will be charged interest at the same rate as the rest of the Indebtedness.

LOAN REPAYMENT: All or part of a loan may be repaid to us at any time while your policy is in force during the Insured's lifetime. The minimum repayment is $50. Any payment intended as a loan repayment, rather than a premium payment, must be identified as such. Any Indebtedness that exists at the end of the grace period may not be repaid unless this policy is reinstated.

EFFECT OF LOAN: When you take a loan, we will transfer an amount equal to the policy loan from a Subaccount or the Fixed Account to the Policy Loan Account. Any loan interest that becomes due and unpaid will also be transferred. Amounts transferred to the Policy Loan Account will earn interest daily from the date of transfer. When you repay part or all of a loan, we will transfer an amount equal to the amount you repay from the Policy Loan Account to a Subaccount or the Fixed Account. We reserve the right to require that any loan repayments resulting from loans transferred from the Fixed Account must be allocated to the corresponding Fixed Account.

Unless you specify otherwise, we will allocate loans among the Subaccounts in proportion to the Cash Value in each Subaccount as of the loan date. Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Subaccounts. Any loan interest which becomes due and is unpaid will be transferred to the Policy Loan Account in proportion to the Cash Values in each Subaccount. Unless specified, loan repayments will be allocated among the Subaccounts using the Fund allocation factors in effect on the date of the repayment, subject to any other restrictions the Company may impose.

Since the amount you borrow is removed from a Subaccount or the Fixed Account, a loan will have a permanent effect on any death benefit and Cash Surrender Value of this policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If not repaid, Indebtedness will reduce the amount of any Proceeds.

TERMINATION OF POLICY: If the total Indebtedness ever equals or exceeds the Cash Value less the Adjusted Sales Load Life Insurance Rider forfeiture charge (if applicable) less the surrender charge, your policy will enter a grace period, as described in the Grace Period Provision.

EXCHANGE OF POLICY PROVISIONS

RIGHT OF EXCHANGE: Within 24 months from the Policy Date, you may exchange this policy for a new fixed benefit life insurance policy on the life of the Insured. We will not require evidence of insurability for this exchange.

CONDITIONS: Your right to make this exchange is subject to the following conditions:

1.	You must ask for the exchange in writing to our Home Office on our official forms.

2.	You must surrender this policy to us.

3.	We must have your written request and this policy at our Home Office while this policy is in force and not in its Grace Period.

4.
You must pay us any money due on the exchange. The amount due on the exchange is the amount needed such that the Cash Surrender Value of the new policy is the same as the Cash Surrender Value of this policy.

5.
If the Cash Surrender Value of this policy exceeds the Cash Surrender Value of the new policy, the amount due is zero. You may request the excess, if any, of the Cash Surrender Value of this policy over the Cash Surrender Value of the new policy.

6.	The face amount of the new policy is at least the same as the current face amount of the variable life insurance policy.

EXCHANGE DATE: The exchange date will be the later of:

1.	the date we receive this policy and your written request at our Home Office; or

2.	the date we receive at our Home Office any sum due to be paid for such an exchange.

This new policy will take effect on the exchange date only if the Insured is then living. This policy will terminate when the new policy takes effect.

NEW POLICY: The new policy may be any permanent fixed benefit plan of life insurance that is currently offered by us on the Policy Date. After the exchange date, the new policy will not be affected by the investment experience of any separate investment account. The new policy will have a death benefit on the exchange date not more than the death benefit of this policy immediately prior to the exchange date. The new policy will have the same Policy Date and Issue Age as this policy. The initial Specified Amount and any increase in Specified Amount will have the same rate class as the one in this policy. Any Indebtedness may be transferred to the new policy.

VALUATION OF ASSETS IN A VARIABLE ACCOUNT

DETERMINING INVESTMENT RESULTS: The Cash Value will change with a change in the investment results of the Subaccounts. An index called an accumulation unit value measures changes in a Subaccount's investment experience. Each Subaccount has its own accumulation unit value.

For each Subaccount, the accumulation unit value was initially set at $10.00. The accumulation unit value for a Subaccount in each subsequent Valuation Period is equal to (1), multiplied by (2), where:

(1) is the Subaccount's accumulation unit value for the preceding Valuation Period; and

(2)	is the Subaccount's net investment factor for the subsequent Valuation Period.

The number of units purchased or canceled by a premium payment withdrawal, transfer or charge is the amount of money divided by the unit value. The Cash Value in the Subaccount is the number of units multiplied by the unit value.

NET INVESTMENT FACTOR: Because the net investment factor may be greater than or less than one, the accumulation unit value may increase or decrease from one Valuation Period to the next; however, the accumulation unit value remains constant throughout a Valuation Period. The net investment factor for a Subaccount for a Valuation Period is obtained by dividing (1) by (2), where:

(1) is the net of:

(a) the net asset value per underlying investment measurement unit of the Fund held in the Subaccount at the end of the  current Valuation Period; plus

(b)
the per underlying investment measurement unit amount of any dividend and capital gains distributions made by a security held in the Subaccount if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

(c)	a per underlying investment measurement unit charge or credit for taxes reserved for, if any, which is determined by the Company to have resulted from the investment operations of the Subaccount.

(2) is the net of:

(a)       the net asset value per share of the Fund held in the Subaccount determined as of the end of the immediately preceding Valuation Period; plus or minus

(b)	the per underlying investment measurement unit charge or credit for taxes reserved for in the immediately preceding
    Valuation Period.

THE VARIABLE ACCOUNT, ALLOCATIONS, TRANSFERS AND CHANGES

VARIABLE ACCOUNT: A Variable Account is a separate investment account for the Company. One or more are named on the Policy Data Page. The Variable Account is subject to the laws of Ohio and the laws of the state in which the policy is delivered.

We own the assets of the Variable Account; we keep them separate from the assets of our General Account. We maintain assets which are at least equal to the reserves and other liabilities of the Variable Account. Such assets will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets which exceed the reserves and other liabilities of a Variable Account.

We will determine the value of the assets in the Variable Account at the end of each Valuation Period. The value will be determined at least monthly.

SUBACCOUNTS: The Variable Account may have multiple Subaccounts. We list them on the Policy Data Page. You determine, using Fund allocation factors, how Net Premiums will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. Any allocation you make must be at least 1%; you may not choose a fractional percent. The sum of the Fund allocation factors, together with your Fixed Account allocation must equal 100%.

During the "Right to Examine Policy" period, Net Premiums will be allocated to a Subaccount that invest in a money market Fund or to the Fixed Account. The day following the end of this period, the Cash Value in that Subaccount will be transferred to the variable Subaccounts according to your chosen Fund allocation factors. Also, any subsequent Net Premiums will be allocated according to your chosen factors. Fund allocation factors during and immediately after the “Right to Examine Policy” period, are shown on the Policy Data Page. After the “Right to Examine Policy” period has expired, you may transfer amounts among the Subaccounts. Transfers will take effect on the date your written request is received at our Home Office, subject to any restrictions imposed by a Fund.

You may change the allocation for future Net Premiums at any time while your policy is in force. To do so, you must notify us in writing in a form that meets our approval. The change will take effect on the date we receive your written request at our Home Office.

Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount. This is without regard to income, gains, or losses in our other Subaccounts, separate investment accounts, or our General Account.

RIGHT TO TRANSFER: You may transfer amounts among the Subaccounts on a daily basis. Transfers may be made via any method deemed acceptable by us. We reserve the right to refuse or limit any transfer request, or take any action we deem necessary with respect to transfers among specified Subaccounts in order to protect policy Owners and Beneficiaries from negative investment results that may arise from harmful investment practices employed by certain Owners or their representative. Our failure to exercise our rights under this section shall not be construed as a waiver of our rights.

CHANGES OF FUND: A Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, a change in the laws or regulations, the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another Fund. But we would first notify you and seek approval from the SEC and the Superintendent of Insurance of the State of Ohio and of the state in which the policy is delivered. We would also get any other required approvals.

CHANGES OF INVESTMENT POLICY: We may materially change the investment policy of a Variable Account. We must tell you and obtain all necessary regulatory approvals. If you object, you may convert this policy to a substantially comparable Flexible Premium General Account Life Insurance Policy offered by us on the life of the Insured. The conversion will be effective on the date we receive your request. You have the later of 60 days from the date the investment policy changes or 60 days from when we tell you your options to make this conversion. We will not require evidence of insurability for this conversion.

The new policy will not be affected by the investment experience of any Variable Account. The new policy will be for an amount of insurance not exceeding the death benefit of this policy on the date of the conversion.

OTHER CHANGES: To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1.
A Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the policy Owners.

2.	A Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3.	A Variable Account may be combined with other separate investment accounts.

4.	The provisions of this policy may be modified to comply with any other applicable federal or state laws.

In the event of such changes, we may make appropriate endorsement on this policy having an interest in a Variable Account and take other actions as may be necessary to effect such a change. Any such changes will require the prior approval of the Superintendent of the New York Insurance Department.

DOLLAR COST AVERAGING: At issue, premium may be allocated to the Fixed Account or other select Subaccounts. Over time, amounts will automatically be transferred from these originating accounts to the regular Subaccount allocations on a monthly basis. Dollar cost averaging is a long-term investment program that provides for regular, level investments over time. The Company makes no guarantees that dollar cost averaging will result in a profit or protect against loss. Transfers will be processed until either the value in the originating accounts is exhausted or the Owner instructs the Home Office in writing to cancel the transfers. The Company reserves the right to discontinue establishing new dollar cost averaging programs. The Company also reserves the right to assess a processing fee for this service. The maximum processing fee is $20 per month.

AUTOMATIC ASSET REBALANCING: You may elect to add or discontinue the automatic rebalancing feature at any time. If this feature is elected, assets will automatically be rebalanced into a pre-selected allocation of funds at a pre-selected frequency. Assets in the Fixed Account are not eligible for asset rebalancing and assets may not be rebalanced into the Fixed Account. Asset rebalancing will have no effect on the allocation of future premium payments.

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT: The Fixed Account is funded by the General Account of the Company. The Fixed Account is credited with interest as described under the Nonforfeiture Provisions. When interest above the guaranteed rate is credited to the Fixed Account, it is non-forfeitable. In addition to allocating your Net Premiums to one or more of the Subaccounts described above, you may direct all or part of your Net Premiums into the Fixed Account.

RIGHT TO TRANSFER: You may transfer amounts between the Fixed Account and the Subaccounts, subject to the limits below, without penalty or adjustment. The transfer will be effective on the Valuation Day next following the receipt of your request. We reserve the right to limit the number of transfers between the Fixed Account and the Subaccounts during any policy year to one. Transfers between the Fixed Account and the Subaccounts may be made once per Valuation Period without any fees or other charges.

We reserve the right to limit the amount transferred from the Fixed Account during a policy year to 25% of that portion of the Cash Value attributable to the Fixed Account at the end of the prior policy year.

Transfers to the Fixed Account may not be made prior to the first policy anniversary or within 12 months of any prior transfer. We reserve the right to restrict the amount transferred to the Fixed Account to 20% of that portion of the Cash Value attributable to the Subaccounts at the end of the prior Valuation Period. We reserve the right to refuse transfers to the Fixed Account if the Fixed Account is greater than or equal to 30% of the Cash Value.

PROCEEDS AND SETTLEMENT PROVISIONS

PAYMENT OF PROCEEDS: Unless an optional mode of settlement is elected, we will pay the Proceeds in a lump sum. Death Benefit Proceeds will include interest at the rate of at least 2.5% per year from the date of death or from the maturity date, if applicable. We will determine once a year any interest to be paid in excess of the rate of 2.5%. If you elect an optional mode of settlement, we will pay the Proceeds from our General Account, and the sum will no longer be affected by the investment experience of any Subaccount.

OPTIONAL MODES OF SETTLEMENT: Policy settlement may be made in a lump sum or by other available options listed below upon our receipt of complete instructions and any other information we may reasonably require. More than one settlement option may be chosen. However, settlement options other than lump sum may only be chosen if the total amount to be applied under an option is at least $2,000.00 and each payment is at least $20.00.

While this policy is in force and prior to the Maturity Date or the death of the Insured whichever occurs first, you may choose, revoke, or change settlement options at any time (subject to the limits stated above). If the Insured dies while this policy is in force and no settlement option is recorded as having been elected, then the Beneficiary will be permitted to choose a settlement option. If no other settlement option has been chosen, payment will be made in a lump sum.

Settlement options must be chosen, revoked, or changed by proper written request. After an election, revocation, or change is recorded at our Home Office listed on the face page of this policy, it will become effective as of the date it was requested; provided, however, that we will not be liable to any person for any action or payment we make prior to recording the change. We may require proof of age of any person to be paid under a settlement option. Any change of Beneficiary prior to the effective date of the settlement contract will automatically revoke any settlement option that is in effect.

At the time of policy settlement under any settlement option other than lump sum, we will issue a settlement contract in exchange for the policy. The effective date of the settlement contract will be the date the Insured died, the Maturity Date, or the date the policy is surrendered. Payments will be made at the beginning of the selected 12, 6, 3, or 1 month interval starting with the effective date of the settlement contract.

Settlement option payments are not assignable. To the extent allowed by law, settlement option payments are not subject to the claims of creditors or to legal process.

1. Life Income with Payments Guaranteed:  Amounts applied to this option will be paid for a term equal to, the greater of the named payee's remaining lifetime, or the selected guarantee period of 10, 15, or 20 years. The amount payable monthly for each $1,000 applied to this option is shown in the Option 1 Table in the Policy Data Page.

2. Joint and Survivor Lifetime Income: Amounts applied to this option will be paid and continued during the lifetimes of the named payees, as long as either payee is living. The amount payable monthly for each $1,000 applied to this option for selected age and sex combinations is shown in the Option 2 Table in the Policy Data Page, amounts payable for combinations of age and sex not shown will be furnished on request. Payments will be made jointly.

3.
Life Annuity: Amounts applied to this option will be paid during the lifetime of the named payee. The amount payable will be based on our current individual immediate annuity purchase rates on the effective date of the settlement contract. Annuity purchase rates are subject to change. Upon request, we will quote the amount currently payable under this settlement option.

4.
Any Other Option: Settlement options not set forth in this policy, may be available. You may request any other form of settlement option, subject to our approval. The amount and period available under any other option will be determined by us.

For Settlement Option Tables, please see Policy Data Page.

POSTPONEMENT OF PAYMENTS: We will normally pay any amount payable upon the Insured's death, or on maturity, surrender, any partial surrender or policy loan, within seven days after we receive your written request, proof of death or any other information we may reasonably require to pay a claim. When the surrender value or payment of a loan comes from the Fixed Account, payments can be postponed for a period of six months. However, such payments, to the extent they depend upon the value of the Variable Account, may be postponed if:

1.	the New York Stock Exchange is closed (except for customary holiday closings); or

2.	the SEC requires trading be restricted or declares an emergency.